CHIQUITA BRANDS INTERNATIONAL, INC.

                    1998 STOCK OPTION AND INCENTIVE PLAN


                (Effective as of May 13, 1998 upon Adoption
              By the Shareholders at the 1998 Annual Meeting)


                               CHIQUITA 1998

                      STOCK OPTION AND INCENTIVE PLAN



                      T A B L E  O F  C O N T E N T S


I. PURPOSE. . . . . . . . . . 1

II.   DEFINITIONS   1

III.  ADMINISTRATION     5

   3.1         The Committee  5
   3.2         Powers of the Committee  5
   3.3         Guidelines     6
   3.4         Delegation of Authority  6
   3.5         Decisions Final     6

IV.   SHARES SUBJECT TO PLAN  6

   4.1         Shares Available for Issuance of
Awards         6
   4.2         Maximum Shares Per Participant     6
   4.3         Re-Use of Shares    6
   4.4         Adjustment Provisions    7

V. CHANGE OF CONTROL; MERGER, CONSOLIDATION, ETC. 7

   5.1         Effect of Change of Control On
Outstanding Awards  7
   5.2         Termination of Employment After Change
of Control     7
   5.3         Merger, Consolidation, Etc.   7

VI.   EFFECTIVE DATE AND DURATION OF PLAN    8

   6.1         Effective Date 8
   6.2         Duration of Plan    8

VII.  STOCK OPTIONS 8

   7.1         Grants    8
   7.2         Terms of Options    8
   7.3         Incentive Stock Options  9
   7.4         Replacement Options 9
   7.5         Award of Options to Directors of the
Company        10



VIII. STOCK APPRECIATION RIGHTS    11

   8.1         Grant     11
   8.2         Term 11
   8.3         Exercise  11
   8.4         Payment   11
   8.5         Non-Transferability and Termination     11

IX.      RESTRICTED AND UNRESTRICTED STOCK AWARDS        11

  9.1  Grants of Restricted Stock Awards                 11
  9.2  Terms and Conditions of Restricted Awards         12
  9.3  Unrestricted Stock Awards                         12

X.     PERFORMANCE AWARDS                                12

  10.1 Performance Awards                                12
  10.2 Terms and Conditions of Performance Awards        12

XI.    TERMINATION OF AWARDS                             13

  11.1 Termination of Awards to Employees and
Directors                                                13
  11.2 Acceleration of Vesting and Extension of
Exercise
           Period Upon Termination                       14
  11.3 Buyout and Settlement of Awards                   14

XII.   TERMINATION OR AMENDMENT OF THIS PLAN             14

  12.1 Termination or Amendment 14

XIII.  GENERAL PROVISIONS                                14

  13.1 No Right to Continued Employment                  14
  13.2 Awards to Persons Outside the United States       15
  13.3 Non-Transferability of Awards                     15
  13.4 Other Plans                                       15
  13.5 Unfunded Plan                                     15
  13.6 Withholding of Taxes                              15
  13.7 Reimbursement of Taxes                            15
  13.8 Governing Law                                     15
  13.9             Liability                15
  13.10    Successors               16

  CHIQUITA 1998

STOCK OPTION AND INCENTIVE PLAN


SECTION I.

PURPOSE

  The purpose of the Chiquita 1998 Stock Option and Incentive Plan (the "Plan") is to promote the long-term growth and financial success of Chiquita
Brands International, Inc. (the Company") and its
Subsidiaries by enabling the Company to compete successfully in attracting and retaining employees and directors (and consultants and advisors) of outstanding ability, stimulating the efforts of such persons to achieve the Company's long-range performance goals and objectives, and encouraging the identification of their interests with those of the Company's shareholders.

SECTION II.

DEFINITIONS

  For purposes of this Plan, the following terms shall have the following meanings:

  2.1 Advisor" means a person who provides bona fide advisory or consulting services to the Company or a Subsidiary and whose Shares subject to an Award are eligible for registration on Form S-8 under the Securities Act of 1933.

  2.2 "Award" means any form of Stock Option, Stock Appreciation Right, Restricted Stock Award,
Unrestricted Stock Award or Performance Award granted under this Plan.

  2.3 "Award Agreement" means a written agreement setting forth the terms of an Award.

  2.4 "Award Date" or "Grant Date" means the date designated by the Committee as the date upon which an Award is granted.

  2.5 "Award Period" or "Term" means the period beginning on an Award Date and ending on the expiration date of such Award.

  2.6 "Board" means the Board of Directors of the Company.

  2.7 Cause" means a Participant's engaging in any of the following acts:

  (i)  any type of disloyalty to the Company,
including, without limitation, fraud, embezzlement, theft, or dishonesty in the course of a Participant's employment or business relationship with the Company;
or

  (ii) conviction of a felony or other crime involving a breach of trust or fiduciary duty owed to the Company; or

(iii) unauthorized disclosure of trade secrets or confidential information of the Company;

(iv) a material breach of any agreement with the Company in respect of confidentiality, non-disclosure, non-competition or otherwise; or

  (v)  any serious violation of Company policy
that is materially damaging to the Company's interests.

  2.8. "Change of Control" means the occurrence of any of the following events:

   (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than an Exempt Holder or Exempt Entity, is or becomes the "beneficial owner" (as defined in Rules
13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the total voting power of all of the Company's voting securities then outstanding ("Voting Shares"), provided, that Exempt Holders "beneficially own" (as so defined), on a combined basis, a lesser percentage of the Voting Shares than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of the Company;

  (ii) on any date, the individuals who
constituted the Company's Board at the beginning of the two-year period immediately preceding such date
(together with any new directors whose election by the Company's Board, or whose nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

       (iii)    immediately after a  merger or
  consolidation of the Company or any Subsidiary of the Company with or into, or the sale or other disposition of all or substantially all of the Company's assets to, any other corporation
  (where pursuant to the terms of such transaction all outstanding Awards are assumed by the surviving, resulting or acquiring corporation or new Awards are substituted therefor), (a) the Voting Shares of the Company outstanding immediately prior to such transaction do not represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity or any parent thereof) more than 50% of the total voting power of the voting securities of the Company or surviving or acquiring entity or any parent thereof outstanding immediately after such merger or consolidation; and (b) either (x) a person or group (other than an Exempt Entity) beneficially owns a percentage of the total voting power of the Company or surviving or acquiring entity or any parent thereof which exceeds both 20% and the percentage owned, on a combined basis, by the Exempt Holders or (y) the Exempt Holders beneficially own, on a combined basis, less than 2% of such voting power.

  2.9  "Code"  means the United States Internal
Revenue Code of 1986, as amended, or any successor
legislation.   Reference to any particular section of
the Code includes any successor amendments or replacements of such section.

  2.10 "Committee" means the committee appointed by the Board and consisting of two or more Directors of the Company, none of whom shall be eligible to receive any Award pursuant to this Plan except as provided in Section 7.5, and each of whom shall be a "non-employee director" as defined in Rule 16b-3 and an "outside director" as defined in Section 162(m) of the Code.

  2.11 "Common Stock"  means the Company's Common
Stock, $.33 par value.

  2.12 "Company"   means Chiquita Brands
International, Inc.

  2.13 "Control"   means the power to direct or
cause the direction of the management and policies of a corporation or other entity.

  2.14 "Director"   means any person serving on
the Board of Directors of the Company or any of its Subsidiaries who is not an Officer (or officer) or Employee of the Company or any Subsidiary.

  2.15 "Disability" means a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code, or in the case of an Employee, a disability which qualifies as a long-term disability under the Company's Long Term Disability insurance, or any other definition of disability adopted by the Committee.

  2.16 "Eligible Person" means any person who is either an Employee, Director or Advisor, except that no Director of the Company shall be deemed an Eligible Person with respect to any Award other than those granted pursuant to Section 7.5.

  2.17 "Employee" means (i) any officer or employee of the Company or a Subsidiary (including those employees on a temporary leave of absence approved by the Company or a Subsidiary); or (ii) any person who has received and accepted an offer of employment from the Company or a Subsidiary; or (iii) if approved by the Committee, a person who at the request of the Company or a Subsidiary accepts employment with any corporation or partnership in which the Company has a direct or indirect substantial interest. Solely for purposes of Section
XI, unless otherwise determined by the Committee, a person specified in clause (iii) above shall be considered an employee of a Subsidiary.

  2.18 "Exchange Act" means the Securities
Exchange Act of 1934.

  2.19 "Exempt Holder"  means American Financial
Group, Inc., each of its subsidiaries and affiliates, Carl H. Lindner, his spouse, his children and their spouses and his grandchildren (or the legal representative of any such person) and each trust for the benefit of each such person.

  2.20     "Exempt Entity"  means (i) an
institution that is entitled under Rule 13(d)-1 of the Exchange Act (or any successor rule or regulation) to report its ownership of equity securities of the Company through the filing of a statement on Schedule 13G under the Exchange Act, in lieu of Schedule 13D, for so long as such institution remains so entitled, (ii) an underwriter temporarily holding securities pursuant to an offering of such securities, and (iii) the Company, any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries.

  2.21 "Fair Market Value" means, as of any date, the average of the highest and lowest quoted selling prices of a Share as reported on the New York Stock
Exchange Composite Tape (or such other consolidated transaction reporting system on which the Shares are primarily traded), or if the Shares were not traded on such day, then the next preceding day on which the Shares were traded, all as reported by such source as the Committee may select. If the Shares are not traded on a national securities exchange or other market system, Fair Market Value shall be determined in the manner established by the Committee.

  2.22 "Immediate Family" means any child, stepchild, grandchild, spouse, son-in-law or daughter-in-law and shall include adoptive relationships; provided, however, that if the Committee adopts a different definition of "immediate family" (or similar term) in connection with the transferability of Stock Options and SARs awarded under this Plan, such definition shall apply, without further action of the Board.

  2.23 "Incentive Stock Option"  means any Stock
Option awarded under Section VII of this Plan intended to be and designated as an "Incentive Stock
Option" within the meaning of Section 422 of the Code or any successor provision.

  2.24 "Non-Qualified Stock Option"  means any
Stock Option awarded under Section VII of this Plan that is not an Incentive Stock Option.

  2.25 "Officer" means a person who has been determined to be an officer of the Company under Rule 16a-1(f) in a resolution adopted by the Board.

  2.26 "Option Price" or "Exercise Price" means the price per share at which Common Stock may be purchased upon the exercise of an Option or an Award.

  2.27 "Participant" means an Eligible Person to whom an Award has been made pursuant to this Plan.

  2.28    "Performance Award"  means an Award
granted pursuant to Section X.

  2.29 "Reference Price" has the meaning set forth in Section 8.4.

  2.30 "Replacement Option"  means a Non-Qualified
Stock Option granted pursuant to Section 7.4 upon the exercise of a Stock Option granted pursuant to the Plan where the Option Price is paid with previously owned shares of Common Stock.

  2.31 "Restricted Stock" means those shares of Common Stock issued pursuant to a Restricted Stock
Award which are subject to the restrictions set forth in the related Award Agreement.

  2.32 "Restricted Stock Award" means an award of a fixed number of Shares to a Participant which is subject to forfeiture provisions and other conditions set forth in the Award Agreement.

  2.33 "Retirement" means any termination of an Employee's employment with, or a Director's service on the Board of, the Company or a Subsidiary (in each case other than by death, Disability or for Cause) by an Employee or a Director who is (i) at least
65 years of age or (ii) at least 55 years of age with at least 10 years of employment with, or service on the Board of, the Company or a Subsidiary.

  2.34 "Rule 16b-3" and "Rule 16a-1(f)"  mean
Rules 16b-3 and 16a-1(f) under the Exchange Act or any corresponding successor rules or regulations.

  2.35 "Share"  means one share of the Company's
Common Stock.

  2.36 "Stock Appreciation Right" or "SAR" means the right to receive, for each unit of the SAR, cash and/or shares of Common Stock equal in value to the excess of the Fair Market Value of one Share on the date of exercise of the SAR over the Reference Price per share of Common Stock established on the date the SAR was granted.

  2.37 "Stock Option" or "Option" means the right to purchase shares of Common Stock (including a Replacement Option) granted pursuant to Section VII of this Plan.

  2.38 "Subsidiary" means any corporation, partnership, joint venture, or other entity (i) of which the Company owns or controls, directly or indirectly, 25% or more of the outstanding voting stock (or comparable equity participation and voting power) or (ii) which the Company otherwise Controls
(by contract or any other means); except that when the term "Subsidiary" is used in the context of an award of an Incentive Stock Option, the term shall have the same meaning given to it in the Code.

  2.39 "Transfer" means alienation, attachment, sale, assignment, pledge, encumbrance, charge or other disposition; and the terms "Transferred" or "Transferable" have corresponding meanings.

  2.40    "Unrestricted Stock Award"  means an
Award granted pursuant to Section 9.3.

  2.41    "Vest"  means, in the case of any Award,
to become exercisable or become free of restrictions
solely as a result of either (i) the passage of
required time periods specified under the terms of
the Award ("Passage of Time Criteria") or (ii) the
inapplicability of Passage of Time Criteria due to a
Change of Control or a termination of employment or
service as a Director pursuant to the provisions of
Section XI.  For purposes of this Plan, "Vest" does
not refer to an Award becoming exercisable or free of
restrictions due to the attainment of performance
criteria or any other criteria not solely related to
the passage of time ("Other Criteria").    An Award
whose terms specify Other Criteria that have not been fully satisfied at the time of a Change of Control or termination of employment or service will not Vest
(unless otherwise determined by the Committee or specifically provided by such terms) as a result of such Change of Control or termination (even if the terms of such Award contain Passage of Time Criteria in addition to, in combination with, or as an alternative to such Other Criteria).

  2.42 "1986 Plan" means the Chiquita Brands
International, Inc. 1986 Stock Option and Incentive
Plan, as amended.

                     SECTION III.

                    ADMINISTRATION

  3.1  The Committee.   This Plan shall be
administered and interpreted by the Committee, except
that any function of the Committee also may be
performed by the Board.   Actions of the Committee
may be taken by a majority of its members at a meeting or by the unanimous written consent of all of its members without a meeting.

  3.2  Powers of the Committee.  The Committee
shall have the power and authority to operate, manage and administer the Plan on behalf of the Company which includes, but is not limited to, the power and authority:

       (i)       to grant to Eligible Persons one
  or more Awards consisting of either or a combination of Stock Options, Stock
  Appreciation Rights, Restricted Stock,
  Unrestricted Stock, and Performance Awards;

       (ii) to select the Eligible Persons to whom Awards may be granted;

       (iii)     to determine the types and
combinations of Awards to be granted to Eligible
Persons;

       (iv) to determine the number of Shares or monetary units which may be subject to each Award;

       (v)  to determine the terms and conditions,
  not inconsistent with the terms of the Plan, of any Award (including, but not limited to, the term, price, exercisability, method of exercise and payment, any restriction or limitation on transfer, any applicable performance measures or contingencies, any vesting schedule or acceleration, or any forfeiture provisions or waiver, regarding any Award) and the related
  Shares, based on such factors as the Committee shall determine; and

       (vi)      to modify or waive any
  restrictions, contingencies or limitations contained in, and grant extensions to the terms or exercise periods of, or accelerate the vesting of, any outstanding Awards as long as such modifications, waivers, extensions or accelerations are not inconsistent with the terms of the Plan, but no such changes shall impair the rights of any Participant without his or her consent.

  3.3 Guidelines. The Committee shall have the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its administrative duties, powers and responsibilities pursuant to Section 3.4, as it deems advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan; and otherwise to supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any related Award Agreement in the manner and to the extent it deems necessary to carry the Plan into effect.

  3.4  Delegation of Authority.  The Committee may
delegate to one or more of the Company's  employees
(in the case of ministerial duties only) or Officers
all or any portion of the Committee's authority,
powers, responsibilities and administrative duties
under the Plan, with such conditions and limitations
as the Committee shall prescribe in writing;
provided, however, that only the Committee is
authorized to grant Awards to, or make any decisions
with respect to Awards granted to, Officers.   A
record of all actions taken by any Officer to whom the Committee has delegated a portion of its powers or responsibilities shall be filed with the minutes of the meetings of the Committee and shall be made available for review by the Committee upon request.

  3.5  Decisions Final.  Any action, decision,
interpretation or determination by or at the direction of the Committee (or of any person acting under a delegation pursuant to Section 3.4) concerning the application or administration of the Plan shall be final and binding upon all persons and need not be uniform with respect to its determination of recipients, amount, timing, form, terms or provisions of Awards.

                      SECTION IV.

                SHARES SUBJECT TO PLAN

  4.1 Shares Available for Issuance of Awards.
Subject to adjustment as provided in Section 4.4, the aggregate number of Shares which may be issued under this Plan shall not exceed the sum of (i) ten million
(10,000,000) Shares, plus (ii) any Shares available for future awards under the Company's 1986 Plan as of the effective date of this Plan, and (iii) any Shares subject to awards granted under the 1986 Plan which expire, terminate, or are forfeited or cancelled after the effective date of this Plan without such Shares being issued or delivered to the Participant.
As determined from time to time by the Committee, the Shares available under this Plan for grants of Awards may consist either in whole or in part of authorized but unissued Shares or Shares which have been reacquired by the Company following original issuance.

  4.2 Maximum Shares Per Participant. Subject to adjustment as provided in Section 4.4, the maximum number of Shares that may be subject to Awards (of any and all types) granted under this Plan to any Eligible Person during any consecutive three calendar years shall not exceed 1,500,000 Shares.

  4.3 Re-Use of Shares. If any Award granted under this Plan shall expire, terminate or be forfeited or canceled for any reason before it has vested or been exercised in full, the number of unissued or undelivered Shares subject to such Award shall again be available for future grants. The
Committee may make such other determinations regarding the counting of Shares issued pursuant to this Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law.

  4.4 Adjustment Provisions.

      (a) Adjustment for Change in
Capitalization. If the Company shall at any time change the number of issued Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Shares) or make a distribution to shareholders of cash or property, which in the Committee's sole judgment, has a substantial impact on the value of outstanding Shares, the total number of Shares reserved for issuance under the Plan, the number of Shares covered by each outstanding Award, and the Option Price or Reference Price for each outstanding Award shall be proportionately adjusted in such manner as the Committee in its sole judgment determines to be equitable and appropriate.

      (b) Other Equitable Adjustments.
Notwithstanding any other provision of the Plan, and without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance, continuation or assumption of Awards or provide for equitable adjustments or changes in the terms of Awards, in connection with any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem equitable and appropriate.

                      SECTION V.

    CHANGE OF CONTROL; MERGER, CONSOLIDATION, ETC.

  5.1.    Effect of Change of Control On
Outstanding Awards.   In the event of, and upon a
Change of Control, all Awards outstanding on the date of such Change of Control shall become fully
(100%) Vested.

  5.2 Termination of Employment After Change of
Control. In the event that an Employee's employment by the Company or a Subsidiary is terminated by the Company or such Subsidiary for any reason other than for Cause within one (1) year after a Change of Control, all of the outstanding Vested Stock
Options and SAR's held by such Employee on the date of termination of employment shall be exercisable for a period ending the earlier to occur of the first anniversary of the date of termination or the Expiration Dates of such Stock
Options and SAR's.

  5.3     Merger, Consolidation, Etc.  In the
event that the Company shall, pursuant to action by its Board of Directors, propose to (i) merge into, consolidate with, sell or otherwise dispose of all or substantially all of its assets, to another corporation or other entity and provision is not made pursuant to the terms of such transaction for the assumption by the surviving, resulting or acquiring corporation of outstanding Awards under the Plan, or the substitution of new Awards therefor, or (ii) dissolve or liquidate, then (A) the Committee shall cause written notice of such proposed transaction to be given to each Participant not less than 30 days prior to the anticipated date of such proposed transaction, and (B) all outstanding Awards that are not so assumed or substituted for shall become fully (100%) Vested immediately prior, but subject, to actual consummation of the transaction.
Prior to a date specified in the notice, which shall not be more than 3 days prior to the consummation of such transaction, each Participant shall have the right to exercise all Stock Options and SAR's held by such Participant that are not so assumed or substituted for on the following basis: (i) such exercise shall be conditioned on consummation of such transaction, (ii) such exercise shall be effective immediately prior to the consummation of such transaction, and (iii) the Option Price for such Stock Options shall not be required to be paid until 7 days after written notice by the Company to the Participant that such transaction has been consummated. If such transaction is consummated, each Option, to the extent not previously exercised prior to the date specified in the foregoing notice of proposed transaction, shall terminate upon the consummation of such transaction. If such transaction is abandoned, (a) any and all conditional exercises of Stock Options and SAR's in accordance with this Section 4.3 shall be deemed annulled and of no force or effect and (b) to the extent that any Award shall have Vested solely by operation of this
Section 4.3, such Vesting shall be deemed annulled and of no force or effect and the Vesting provisions of such Award shall be reinstated.

                     SECTION VI.

          EFFECTIVE DATE AND DURATION OF PLAN

  6.1 Effective Date.   This Plan shall become
effective on the date that it is approved by the shareholders of the Company at the 1998 Annual
Meeting of Shareholders.

  6.2 Duration of Plan.  The Plan shall continue
in effect indefinitely until terminated by the Board
pursuant to Section XII.   Notwithstanding the
continued effectiveness of this Plan, no Incentive
Stock Option shall be granted under this Plan on or after the tenth anniversary of the effective date of the Plan.

                     SECTION VII.

                     STOCK OPTIONS

  7.1 Grants. Stock Options may be granted alone or in addition to other Awards granted under this Plan. Each Option granted shall be designated as either a Non-Qualified Stock Option or an Incentive
Stock Option and in each case such Option may or may not include Stock Appreciation Rights. One or more
Stock Options and/or Stock Appreciation Rights may be granted to any Eligible Person, except that only
Non-Qualified Stock Options may be granted to any Director of or Advisor to the Company.

  7.2 Terms of Options. Except as otherwise required by Sections 7.3, 7.4 and 7.5, Options granted under this Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable.

      (a) Option Price.  The Option Price
per share of Common Stock purchasable under a Stock
Option shall be determined by the Committee at the time of grant, except that no Stock Option may be granted to an Officer, and no Incentive Stock Option may be granted to any Eligible Person, for an Option
Price less than 100% of Fair Market Value on the Grant Date.

      (b) Option Term.  The Term of each
Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten (10) years after its Award Date, and no Non-Qualified Stock Option shall be exercisable more than twenty (20) years after its Award Date.

      (c) Exercisability.  A Stock Option
shall be exercisable at such time or times and subject to such terms and conditions as shall be specified in the Award Agreement; provided, however, that an Option may not be exercised as to less than one-hundred (100) Shares at any time unless the number of Shares for which the Option is exercised is the total number available for exercise at that time under the terms of the Option.

      (d) Method of Exercise.  Stock
Options may be exercised in whole or in part at any time during the Option Term by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the Option Price in cash unless some other form of consideration is approved by the Committee at or after the grant.
Payment in full or in part also may be made in the form of Shares of Common Stock owned by the Participant for at least six (6) months prior to exercise, which Shares shall be valued at the Fair
Market Value of the Common Stock on the Exercise
Date. The Committee may in its sole discretion authorize the payment of the Option Price, in full or in part, by reducing the number of Shares to be issued upon the exercise of the Option based upon the Fair Market
Value of the Common Stock on the date of the exercise of the Option.

      (e) Cashless Exercise.   A
Participant may elect to pay the Exercise Price upon the exercise of an Option by authorizing a broker to sell all or a portion of the Shares acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

      (f) Non-Transferability of Options.
Stock Options shall be Transferable only to the extent provided in Section 13.3 of this Plan.

      (g) Termination.  Stock Options
shall terminate in accordance with Section XI of this Plan.

      (h) Buyout and Settlement
Provisions. The Committee may at any time offer to buy out an Option previously granted, based on such terms and conditions as the Committee shall establish. The Committee may also substitute new
Stock Options for previously granted Stock Options having higher Option Prices than the new Stock
Options being substituted therefor.

  7.3 Incentive Stock Options.  Incentive Stock
Options shall be subject to the following terms and conditions:

      (a) Award Agreement.  Any Award
Agreement relating to an Incentive Stock Option shall contain such terms and conditions as are required for the Option to be an "incentive stock option" as that term is defined in Section 422 of the Code.

      (b) Ten Percent Shareholder.  An
Incentive Stock Option shall not be awarded to any person who, at the time of the Award, owns Shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company and its Subsidiaries.

      (c) Qualification under the Code.  Not-
withstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock
Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code, or, without the consent of an affected Participant, to disqualify any Incentive Stock Option under Section 422 of the Code, except as may result in the event of a Change of Control.

      (d)      Notification of Disqualifying
Disposition. Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of Shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section
421(b) of the Code (relating to certain disqualifying dispositions), within ten (10) days of such disposition.

  7.4 Replacement Options. The Committee may provide either at the time of grant or subsequently that an Option shall include the right to acquire a Replacement Option upon the exercise of such Option
(in whole or in part) prior to an Employee's termination of employment if the payment of the Option Price is paid in Shares. In addition to any other terms and conditions the Committee deems appropriate, the Replacement Option shall be subject to the following terms:

      (a)  Number of Shares.  The number of Shares
  subject to the Replacement Option shall not exceed the number of whole Shares used to satisfy the Option Price (whether by delivery of Shares to the Company or by reduction of Shares otherwise deliverable to the Participant on exercise) of the original Option and the number of whole Shares, if any, used to satisfy the payment for withholding taxes (whether by such delivery or such reduction) in accordance with Section 13.6.

      (b)  Grant Date.  The Replacement Option
  Grant Date will be the date of the exercise of the original Option.

      (c)  Option Price.  The Option Price per
share shall be the Fair Market Value of a Share on the Replacement Option Grant Date.

      (d)  Vesting.  The Replacement Option shall
  be exercisable no earlier than one (1) year after the Replacement Option Grant Date.

      (e)  Term.  The Term of the Replacement
  Option will not extend beyond the Term of the original Option.

      (f)  Non-Qualified.  The Replacement Option
shall be a Non-Qualified Stock Option.

      (g)  Withdrawal of Right.  The Committee
may without the consent of the Employee rescind the right to receive a Replacement Option at any time prior to an Option being exercised.

  7.5 Award of Options to Directors of the Company. All Options granted to Directors of the Company shall be governed by the terms and conditions of this Section 7.5 and no Director of the Company shall be eligible to receive any Awards under this Plan except as set forth in this Section 7.5.

      (a)      Automatic Grants.  The Company
shall make the following grants of Non-Qualified
Stock Options to Directors:

        (i)       Initial Grant.   On the date on
  which a person first becomes a Director of the Company, whether by election or appointment, such Director shall automatically be granted a Non-Qualified Stock Option for 10,000 Shares.

        (ii)      Annual Grant.   Each Director
  who has served on the Board of the Company for at least six (6) months shall automatically receive an annual grant of a Non-Qualified
  Stock Option for 10,000 Shares. The award shall be made on the same date that the Committee decides the total number of Shares subject to Awards to be granted to Employees in connection with the Company's annual total compensation review.

      (b)  Terms and Conditions of Options Granted
to Directors of the Company. All Stock Options granted to Directors of the Company shall be subject to the following terms and conditions:

        (i) Term.  The Term of all Options
  shall be twenty (20) years from the Award Date of the Option.

        (ii)      Option Price.  The Option Price
  of all Options shall be the Fair Market Value of a Share on the Award Date.

        (iii)  Vesting.  All Options shall Vest
  over a ten (10) year period with nine percent
  (9%) of the Option Shares being immediately exercisable on the Award Date and an additional nine percent (9%) becoming exercisable on each anniversary of the Award Date thereafter until the tenth anniversary when the remaining ten percent (10%) of the Option Shares shall become exercisable.

        (iv) Method of Exercise.
  All Options shall be exercisable in the manner provided in Subsection 7.2(d) and such Directors shall also be entitled to make payments for withholding taxes in accordance with the provisions of Section 13.6.

        (v) Non-Transferability and
  Termination. All Options shall be Transferable only to the extent provided in Section 13.3 of this Plan and shall terminate in accordance with Section XI of this Plan, except that the timing provisions of Subsections 11.1(b) and 11.1(d) may not be varied by Committee determination.

                     SECTION VIII.

               STOCK APPRECIATION RIGHTS

  8.1 Grant. A Stock Appreciation Right may be granted either with or without reference to all or any part of a Stock Option. A "Tandem SAR" means an SAR granted with reference to a Stock Option (the
"Reference Option"). A "Non-Tandem SAR" means an SAR granted without reference to a Stock Option. If the Reference Option is a Non-Qualified Stock Option, a
Tandem SAR may be granted at or after the date of the Reference Option; if the Reference Option is an Incentive Stock Option, the Grant Date of a Tandem
SAR must be the same as the Grant Date of the Reference Option. Any SAR shall have such terms and conditions, not inconsistent with this Plan, as are established by the Committee in connection with the Award.

  8.2 Term. A Tandem SAR shall terminate and no longer be exercisable upon the termination of its Reference Option. A Non-Tandem SAR may have a term no longer than twenty (20) years from its Grant Date.


  8.3 Exercise. A Tandem SAR shall only be exercisable at the times and, in whole or in part, to the extent that its Reference Option is exercisable.
The exercise of a Tandem SAR shall automatically result in the surrender of the applicable portion of its Reference Option. A Non-Tandem SAR shall be exercisable in whole or in part as provided in its Award Agreement. Written notice of any exercise must be given in the form prescribed by the Committee.

  8.4 Payment. For purposes of payment of an SAR, the Reference Price per Share shall be the Option Price of the Reference Option in the case of a Tandem SAR, and shall be the Fair Market Value of a Share on the Grant Date in the case of a Non-Tandem
SAR. The Committee shall determine the form of payment.

  8.5 Non-Transferability and Termination.
Stock Appreciation Rights shall be Transferable only to the extent provided in Section 13.3 of this Plan and shall terminate in accordance with Section XI of this Plan.

                      SECTION IX.

       RESTRICTED AND UNRESTRICTED STOCK AWARDS

  9.1 Grants of Restricted Stock Awards.  The
Committee may, in its discretion, grant one or more
Restricted Stock Awards to any Eligible Person.  Each
Restricted Stock Award shall specify the number of Shares to be issued to the Participant, the date of such issuance, the price, if any, to be paid for such Shares by the Participant and the restrictions imposed on such Shares. The Committee may grant
Awards of Restricted Stock subject to the attainment of specified performance goals, continued employment or such other limitations or restrictions as the Committee may determine.

  9.2 Terms and Conditions of Restricted
Awards. Restricted Stock Awards shall be subject to the following provisions:

      (a)   Issuance of Shares.  Shares of
Restricted Stock may be issued immediately upon grant or upon vesting as determined by the Committee.

      (b)   Stock Powers and Custody.  If shares
of Restricted Stock are issued immediately upon grant, the Committee may require the Participant to deliver a duly signed stock power, endorsed in blank, relating to the Restricted Stock covered by such an Award. The Committee may also require that the stock certificates evidencing such Shares be held in custody by the Company until the restrictions on them shall have lapsed.

      (c)   Shareholder Rights.  Unless otherwise
determined by the Committee at the time of grant, Participants receiving Restricted Stock Awards shall not be entitled to dividend or voting rights for the Restricted Shares until they are fully vested.

  9.3 Unrestricted Stock Awards. The Committee may make Awards of unrestricted Common Stock to Eligible Persons in recognition of outstanding achievements or contributions by such persons.
Unrestricted Shares issued on a bonus basis under this Section 9.3 may be issued for no cash consideration. Each certificate for unrestricted
Common Stock shall be registered in the name of the Participant and delivered immediately to the Participant.

                      SECTION X.

                  PERFORMANCE AWARDS

  10.1 Performance Awards. The Committee may, in its discretion, grant Performance Awards to Eligible
Persons in accordance with the following terms and conditions:

      (a)   Grant.   A Performance Award shall
consist of the right to receive either (i) Common
Stock or cash of an equivalent value, or a combination of both, at the end of a specified
Performance Period (defined below) or (ii) a fixed-dollar amount payable in cash or Shares, or a combination of both, at the end of a specified
Performance Period. The Committee shall determine the Eligible Persons to whom and the time or times at which Performance Awards shall be granted, the number of Shares or the amount of cash to be awarded to any person, the duration of the period (the "Performance
Period") during which, and the conditions under which, a Participant's Performance Award will vest, and the other terms and conditions of the Performance
Award in addition to those set forth in Section 10.2.

      (b) Criteria for Awards. The Committee may condition the grant or vesting of a Performance Award upon the attainment of specified performance goals, including, but not limited to, appreciation in the Fair Market Value, book value or other measure of value of the Common Stock, the performance of the Company based on earnings or cash flow, or such other factors or criteria as the Committee shall determine.

  10.2  Terms and Conditions of Performance Awards.  Performance
Awards granted pursuant to this Section X shall be subject to the following terms and conditions:

      (a)   Dividends.  Unless otherwise
determined by the Committee at the time of the grant of the Award, amounts equal to any dividends declared during the Performance Period with respect to any Shares covered by a Performance Award will not be paid to the Participant.

      (b) Payment. Subject to the provisions of the Award Agreement and this Plan, at the expiration of the Performance Period, share certificates, cash or both (as the Committee may determine) shall be delivered to the Participant, or his or her legal representative or guardian, in a number or an amount equal to the vested portion of the Performance Award.

      (c)   Non-Transferability.  Performance
Awards shall not be Transferable except in accordance with the provisions of Section 13.3 of this Plan.

      (d)   Termination of Employment. Subject to
the applicable provisions of the Award Agreement and this Plan, upon termination of a Participant's employment with the Company or a Subsidiary for any reason during the Performance Period for a given
Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee.

                      SECTION XI.

                 TERMINATION OF AWARDS

  11.1  Termination of Awards to Employees and
Directors.   All Awards issued to Employees and
Directors under this Plan shall terminate as follows:

      (a)   Termination by Death, Disability or
Retirement. If an Employee's employment by, or a Director's service on the board of, the Company or a Subsidiary terminates by reason of death, Disability or Retirement, any Awards held by such Participant, unless otherwise determined by the Committee at grant, shall become fully Vested and, in the case of Stock Options and SAR's, may thereafter be exercised by the Participant or by the Participant's beneficiary or legal representative, for a period of one (1) year (or such longer period as the Committee or the President of the Company may specify at or after grant) from the date of such death, Disability or Retirement or until the expiration of the stated term of such Award, whichever period is shorter.

      (b)   Termination For Cause.  If an
Employee's employment by, or a Director's service on the board of, the Company or a Subsidiary is terminated for Cause, or if after such termination such Participant engages in any act which would have warranted a termination of such employment or service for Cause, such Participant shall forfeit all of his or her rights to any outstanding Awards which have not been exercised and all of such unexercised Awards shall terminate upon the earlier to occur of the date of termination of such employment or service or the date upon which the Company discovers and verifies that the Participant has engaged in any of the conduct described as justifying such a termination for Cause.

      (c)   Other Termination.  Unless otherwise
determined by the Committee at or after grant, if an Employee's employment by, or a Director's service on the board of, the Company or a Subsidiary terminates for any reason other than death, Disability, Retirement, or for Cause, all of such Participant's
Vested or otherwise exercisable Stock Options and SAR's will terminate on the earlier to occur of the stated expiration date of the Awards or ninety (90) calendar days after termination of such employment or directorship. If a Participant dies during the ninety (90) day period following the termination of the employment or directorship, any unexercised Award held by the Participant shall be exercisable, to the full extent that such Award was exercisable at the time of death, for a period of one (1) year from the date of death or until the expiration of the stated term of the Award, whichever occurs first.

  11.2  Acceleration of Vesting and Extension of
Exercise Period Upon Termination. Notwith-standing anything contained in this Section XI, upon the termination of a Participant's employment or directorship with the Company or any of the Company's
Subsidiaries, excluding, however, any Participant who has been terminated for Cause or who is either an Officer or a Director of the Company at the time of termination, either the Committee or the President may in its or his sole discretion:

      (a)  Accelerate the Vesting of, or
otherwise cause to be exercisable or free of restrictions, all or part of any Awards held by such terminated Participant so that such Awards will be fully or partially exercisable as of the date of termination of employment or such other date as the Committee or President may choose; and

      (b)  Extend the exercise period of all or
part of any Stock Options or SAR's held by such terminated Participant for up to five years from the date of termination (whether such termination was because of death, Disability, Retirement or otherwise) but in no event longer than the original expiration date of such Award.

      (c)  Officers.  No person or entity shall
have the authority or discretion to accelerate the Vesting of, otherwise cause to be exercisable or free of restrictions, or extend the exercise period of, any Award granted to an Officer of the Company other than the Committee.

      (d)  Directors of the Company.  No person
or entity shall have the authority to accelerate the Vesting of, or otherwise cause to be exercisable or free of restrictions, or extend the exercise period of, any Award granted to a Director of the Company.

  11.3         Buyout and Settlement of Awards.
The Committee may at any time offer to buy out an Award (of any type or kind) previously granted, based on such terms and conditions as the Committee shall establish. The Committee may also substitute new
Awards for previously granted Awards with the new
Awards containing different terms and conditions, including different exercise prices, than those contained in the Awards being replaced.

                     SECTION XII.

         TERMINATION OR AMENDMENT OF THIS PLAN

  12.1         Termination or Amendment.  The
Board may at any time, amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, however, that, unless otherwise required by law, the rights of a Participant with respect to any Awards granted prior to such amendment, suspension or termination may not be impaired without the consent of such Participant.
In addition, no amendment may be made without first obtaining shareholder approval if such amendment would increase the maximum number of Shares which may be granted to any individual Participant, or increase the total number of Shares available for issuance under this Plan.

                     SECTION XIII.

                  GENERAL PROVISIONS

  13.1         No Right to Continued Employment .
The adoption of this Plan and the granting of Awards hereunder shall not confer upon any Employee the right to continued employment nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment or directorship, respectively, of any Employee at any time.

  13.2         Awards to Persons Outside the
United States. To the extent necessary or appropriate to comply with foreign law or practice, the Committee may, without amending this Plan: (i) establish special rules applicable to Awards granted to Eligible Persons who are either or both foreign nationals or employed outside the United States, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Eligible
Persons in accordance with those rules.

  13.3         Non-Transferability of Awards.
Except as otherwise provided by the Committee at or after grant, no Award or benefit payable under this Plan shall be Transferable by the Participant during his or her lifetime, nor may it be assigned, exchanged, pledged, transferred or otherwise encumbered or disposed of except by a domestic relations order pursuant to Section 414(p)(1)(B) of the Code, or by will or the laws of descent and distribution; and no Award shall be exercisable by anyone other than the Participant or the Participant's guardian or legal representative during such Participant's lifetime. The Committee may in its sole discretion permit a Participant to transfer a Non-Qualified Stock Option or SAR for no consideration to or for the benefit of the Participant's Immediate Family (including, without limitation, to a trust for the benefit of the Participant's Immediate Family or to a partnership or limited liability company for one or more members of the Participant's Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to such Award.

  13.4         Other Plans.  In no event shall the
value of, or income arising from, any Awards issued under this Plan be treated as compensation for purposes of any pension, profit sharing, life insurance, disability or other retirement or welfare benefit plan now maintained or hereafter adopted by the Company or any Subsidiary, unless such plan specifically provides to the contrary.

  13.5         Unfunded Plan.  This Plan is not a
"Retirement Plan" or "Welfare Plan" under the
Employee Retirement Income Security Act of 1974, as amended. This Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. This Plan shall not establish any fiduciary relationship between the Company and any Participant or any other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company.

  13.6         Withholding of Taxes.  The Company
shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any Shares or the payment of any cash to a Participant, payment by the Participant of any Federal, state, local or foreign taxes which the Company reasonably believes are required by law to be withheld. The Committee may permit any such withholding obligation to be satisfied by reducing the number of shares otherwise deliverable or by accepting the delivery of Shares previously owned by the Participant, which Shares shall be valued at the Fair Market Value of the Common Stock on the exercise date. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant. The Company may also withhold from any future earnings of salary, bonus or any other payment due to the Participant the amount necessary to satisfy any outstanding tax obligations related to the grant or exercise of any Award granted pursuant to this Plan.

  13.7         Reimbursement of Taxes.  The
Committee may provide in its discretion that the Company may reimburse a Participant for Federal, state, local and foreign tax obligations incurred as a result of the grant or exercise of an Award issued under this Plan.

  13.8         Governing Law.  This Plan and all
actions taken in connection with it shall be governed by the laws of the State of Ohio, without regard to the principles of conflict of laws.

  13.9         Liability.  No employee of the
Company nor member of the Committee or the Board shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award granted hereunder and, to the fullest extent permitted by law, all employees and members of the Committee and the Board shall be indemnified by the Company for any liability and expenses which they may incur through any claim or cause of action arising under or in connection with this Plan or any Awards granted under this Plan.

  13.10  Successors.  All obligations of the
Company under this Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business, stock, and/or assets of the Company.